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                                                                    Exhibit 23.4

                             Consent of Appraiser
                             --------------------

This Firm prepared an appraisal report, dated December 1, 1999, regarding the applicable valuation procedures for a partial ownership interest in a manufactured home community (the "Valuation Report").

A description of the Valuation Report is included in Amendment No. 1 to the Consent Solicitation Statement of Windsor Park Properties 3, A California Limited Partnership ("Windsor 3"), to be filed on or about February 3, 2000 (the "Consent Solicitation Statement"), a copy of which Consent Solicitation Statement has been supplied to and reviewed by this Firm.

This Firm hereby:

     (i) consents to the inclusion of the Valuation Report in the Consent Solicitation Statement and related Schedule 14A of Windsor 3 (the "Schedule 14A") and related Transaction Statement on Schedule 13e-3 (the "Schedule 13E-3"), as an appendix or otherwise, in any form (whether in paper or digital format, including any electronic media);

     (ii) consents to Windsor 3's inclusion of descriptions of the Valuation Report and this Firm in the Consent Solicitation Statement, Schedule 14A and
Schedule 13E-3;

     (iii) consents to the naming of our Firm as an expert under the caption "Experts" in such Consent Solicitation Statement, Schedule 14A and Schedule 13E-3 and the filing of this Consent as an Exhibit to the Schedule 14A and
Schedule 13E-3; and

     (iv) consents to the photocopying and transmittal of copies of the Valuation Report, or excerpts thereof, to any or all limited partners of Windsor 3 and such other parties as Windsor 3 deems appropriate.


Date:  February 3, 2000            WHITCOMB REAL ESTATE


                                   By: /s/ John H. Whitcomb
                                       --------------------
                                       Name:  John H. Whitcomb
                                       Title: Owner